Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS THIRD QUARTER FINANCIAL RESULTS FOR FISCAL 2006

While revenue growth continued a shift in product mix

to products with lower margins resulted in lower profits.

Anaheim, CA, August 8, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal third quarter ended June 30, 2006, increased by 54 percent to $130.3 million from $84.4 million for the third quarter of fiscal 2005. Net income for the fiscal third quarter of 2006 was $8.3 million, or $0.32 per diluted share, compared to $8.8 million, or $0.35 per diluted share, for the same period in fiscal 2005.

The most significant gain in revenue during the quarter resulted from a 63 percent increase in sales to the wireless sector, compared to the third quarter of fiscal 2005, driven by increased sales to M-Flex’s largest customer, which rose 55 percent compared to the same period in fiscal 2005. In comparison, sales to the company’s non-wireless customers increased 11 percent compared to the same period in fiscal 2005. This included increased sales to the industrial sector as well as to manufacturers of medical equipment and PDAs.

The company continued to make solid progress on its initiative to diversify its customer base. While its largest customer represented 80 percent of revenue during the quarter, the company’s second handset customer became the company’s second largest customer during the quarter, representing six percent of revenue for the quarter. According to Phil Harding, M-Flex’s chief executive officer, this second handset customer is on track to be approaching 10 percent of the company’s quarterly revenue in fourth fiscal quarter ending September 2006.

The company’s lower than expected net income for the fiscal third quarter of 2006, which resulted in a nine percent decline in diluted earnings per share from the third quarter of fiscal 2005 to the third quarter of the current fiscal year, was driven by an increase in the cost of goods sold, which was due primarily to a shift in product mix to products with lower margins. “This change in product mix was driven partially by the ramp-up of new programs with lower margins. In addition, sales of product to our largest customer shifted from higher to lower margin products,” Harding said. “While revenue increased in the wireless sector year-over-year, sales to the company’s major customer remained essentially flat between the second and third fiscal quarters rather than trending upward as they have in recent years.

“We also experienced increased labor costs during the quarter, including costs incurred in anticipation of the increased sales which we historically have experienced during the fiscal third and fourth quarters as well as to prepare for the staffing of our expanded MFC2 facility in China. We decided not to reduce headcount during the quarter based on our belief that we would have to reinvest time and money staffing up again in the current quarter to prepare for the MFC2 expansion scheduled to become operational in the December quarter of 2006. However, we currently do not expect to have sequential revenue growth from the third to fourth quarter this year,” Harding said.

The company’s gross margin for the third fiscal quarter was approximately 15 percent, which is lower than recent quarters. “Although in recent years we have targeted 18-22 percent as the expected range for the company’s gross margins, we currently believe the range is shifting to a substantially lower level than this historical range. We are in the process of determining what the sustainable gross margin range is expected to be going forward based on the rapidly changing competitive landscape in our market and operational improvements that we can make in response to the evolving marketplace,” Harding said.

For the first nine months of fiscal 2006, net sales increased approximately 60 percent to $393.9 million from $246.2 million in the first nine months of fiscal 2005, while net income increased to $38.2 million or $1.50 per diluted share, compared to $26.2 million or $1.06 per diluted share in the same period in fiscal 2005.

According to Reza Meshgin, the company’s president and chief operating officer, among the future market opportunities that the company expects to participate in is the camera market, including cameras for mobile handset devices. “M-Flex now has in place in its MFC2 facility in China, the assembly lines needed to produce the proprietary camera modules designed by our Tucson, Arizona-based Aurora Optical subsidiary. We currently expect to receive our first camera module orders and to begin low volume production in the first quarter of fiscal 2007. M-Flex has designed its camera-on-flex assemblies to improve the quality of pictures that can be taken, at a price that is competitive for both consumers and our customers,” Meshgin said.

In addition, Meshgin said M-Flex’s development efforts on universal power adapter products for mobile devices are continuing. “We continue to progress through the Underwriters Laboratory (UL) approval process on a product featuring M-Flex’s patented, embedded magnetics technology. Overall, our development work with Mobility Electronics has validated the design capabilities related to our proprietary embedded micro magnetic technology which facilitates the miniaturization of circuitry. We are continuing to explore additional opportunities for M-Flex’s patented technology to enable the future design of a variety of smaller, smarter electronics devices with applications beyond universal power adapters,” he said.

M-Flex said that the proposed offer to acquire MFS Technology Ltd. is progressing, with the company filing its registration statement with respect to the offer with the U.S. Securities and Exchange Commission on June 27, 2006.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the third quarter of fiscal 2006. The dial-in number for the call in North America is 800-289-0569 and 913-981-5542 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The web cast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on August 8, 2006. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 5484169.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, operating expenses, payment terms, the company’s diversification efforts, current and upcoming programs and product mix and the material content of such programs, growth and expansion of the company’s facilities, business and markets, including in the non-wireless telecommunications sector, the growth of sales to the company’s customers and the relative size of each customer to the company, the company’s manufacturing capabilities, market opportunities, the company’s relationship and opportunities with its current and new customers, the results of the company’s research and development efforts, the release of the company’s camera cell phone modules and power adapter products, the benefits of the company’s strategies and joint ventures, the benefits and synergies that could be achieved from the company’s acquisitions, including the intention to offer to acquire the outstanding shares of MFS, the competitive advantages of the company and its customers, and expected tax rates. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,”

“plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from the materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, whether the company is able to make the offer to acquire the outstanding shares of MFS and the success of that offer, if made, the company’s ability to finance such offer, whether the company is able to privatize MFS if such offer is successfully made, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the third fiscal quarter ended June 30, 2006. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2006, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Net sales	$130,327	$84,396	$393,864	$246,200
Cost of sales	110,561	66,554	314,705	189,885

Gross profit	19,766	17,842	79,159	56,315

Operating expenses:
Research and development	487	193	1,459	637
Sales and marketing	2,239	2,019	6,943	6,448
General and administrative	5,612	4,343	16,108	11,915

Total operating expenses	8,338	6,555	24,510	19,000

Operating income	11,428	11,287	54,649	37,315
Interest (income), net	(284)	(131)	(1,012)	(304)
Other (income) / expense, net	334	(47)	280	2

Income before provision for income taxes	11,378	11,465	55,381	37,617
Provision for income taxes	(3,091)	(2,673)	(17,216)	(11,460)

Net income	$8,287	$8,792	$38,165	$26,157

Net income per share:
Basic	$0.34	$0.37	$1.57	$1.11
Diluted	$0.32	$0.35	$1.50	$1.06
Shares used in computing net income per share:
Basic	24,428,120	23,690,892	24,324,771	23,476,371
Diluted	25,523,892	24,910,020	25,383,632	24,679,671

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of
	June 30, 2006	September 30, 2005
Cash, cash equivalents and short term investments	$50,269	$56,351
Accounts receivable, net	113,807	71,488
Inventories	52,943	44,975
Other current assets	5,163	4,768

Total current assets	222,182	177,582
Property, plant and equipment	88,437	73,652
Other assets	10,492	8,366

Total assets	$321,111	$259,600

Accounts payable	$73,622	$57,970
Other current liabilities	13,594	11,486
Other liabilities	1,046	1,103
Stockholders’ equity	232,849	189,041

Total liabilities and stockholders’ equity	$321,111	$259,600